Exhibit 99.1

Capital One Financial Corporation
Monthly Charge-off and Delinquency Statistics
As of and for the month ended February 28, 2015

(Dollars in millions)	February 2015
Domestic Card Metrics(1)
Net charge-offs	$216
Average loans held for investment	74,700
Net charge-off rate(2)	3.47%
30+ day performing delinquencies	$2,338
Period-end loans held for investment	73,858
30+ day performing delinquency rate(3)	3.17%

International Card Metrics(1)
Net charge-offs	$18
Average loans held for investment	7,566
Net charge-off rate(2)	2.92%
30+ day performing delinquencies	$236
Nonperforming loans	69
Period-end loans held for investment	7,831
30+ day performing delinquency rate(3)	3.01%
Nonperforming loan rate(4)	0.88

Auto Finance Metrics
Net charge-offs	$44
Average loans held for investment	38,398
Net charge-off rate(2)	1.39%
30+ day performing delinquencies	$1,946
Nonperforming loans	140
Period-end loans held for investment	38,466
30+ day performing delinquency rate(3)	5.06%
Nonperforming loan rate(4)	0.37
___________________

(1)
Period-end loans held for investment and average loans held for investment include accrued finance charges and fees, net of the estimated uncollectible amount. We recognize billed finance charges and fee income on open-ended loans in accordance with the contractual provisions of the credit arrangements and estimate the uncollectible amount on a quarterly basis. The estimated uncollectible amount of billed finance charges and fees is reflected as a reduction in revenue and is not included in our net charge-offs.

(2)	Calculated by dividing annualized net charge-offs for the period by average loans held for investment during the period for the specified loan category.

(3)	Calculated by dividing 30+ day performing delinquent loans as of the end of the period by period-end loans held for investment for the specified loan category.

(4)	Calculated by dividing nonperforming loans as of the end of the period by period-end loans held for investment for the specified loan category.